Exhibit 99.1

Magnetek Announces Fourth Quarter and Fiscal 2009 Results

  Net sales for Q4 FY 2009 decreased 27% to $20.0 million from Q4 of FY 2008. Fiscal year 2009 net sales decreased 2% to $98.2 million from fiscal year 2008 sales of $100.0 million.
  Q4 FY 2009 gross margin increased to 34% of sales from 32% of sales in Q4 of FY 2008.
  Company’s continuing operations remain profitable despite lower revenue and higher pension expense, with Q4 FY 2009 continuing operations EPS of $0.02 per share compared to $0.07 per share in Q4 of FY 2008.
  Balance sheet remains debt-free with over $18 million in cash as of June 28, 2009.

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--August 12, 2009--Magnetek, Inc. (“Magnetek” or “the Company”) (NYSE:MAG) today reported the results of its 2009 fiscal year and fourth quarter ended June 28, 2009.

Fourth Quarter Results

In its fourth quarter of fiscal 2009 Magnetek recorded revenue of $20.0 million, a 27% decrease from the fourth quarter of fiscal 2008 and a 20% sequential decrease from the third quarter of fiscal 2009. The decrease in sales from the prior year quarter reflects softness in the Company’s material handling product line as well as lower sales of renewable energy products.

“The decline in sales we experienced in the fourth quarter was not unexpected and is mainly the result of continuing difficult market conditions. Industrial activity in the U.S. remains weak and credit markets remain tight, resulting in sluggish capital spending levels. While quotation levels have been fairly strong, many customers are hesitant to commit capital to new projects given the current economic climate,” said Peter McCormick, Magnetek’s president and chief executive officer.

Gross profit amounted to $6.7 million (34% of sales) in the fourth quarter of fiscal 2009 versus $8.8 million (32% of sales) in the same period a year ago and $7.8 million (31% of sales) in the third quarter of fiscal 2009. The reduction in gross profit was mainly due to lower sales volume in material handling markets. However, gross margin as a percentage of sales increased over the prior year due to higher sales of mining products and cost reduction actions implemented during the third and fourth quarters of fiscal 2009.

Operating expenses, consisting of research and development (R&D), pension expense and selling, general and administrative (SG&A) costs, decreased $0.6 million to $5.8 million in the fourth quarter of fiscal 2009 from the prior-year period. This decrease resulted primarily from lower volume-related selling expenses as well as decreased variable compensation expense, partially offset by higher pension expense, which increased $0.8 million from the fourth quarter of fiscal 2008.

Income from continuing operations in the fourth quarter of fiscal 2009 amounted to $0.7 million or $.02 per share versus income from continuing operations of $2.3 million or $.07 per share in the same period last year.

Including results of discontinued operations, the Company recorded net income of $0.3 million or $.01 per share in the fourth quarter of fiscal 2009 versus net income of $6.4 million or $.21 per share in the fourth quarter of fiscal 2008. Fiscal 2008 results of discontinued operations include a net gain of $6.8 million from the resolution of a patent infringement claim against the Company, partially offset by $1.9 million in operating losses and write-downs in the Company’s divested telecom power systems business and $0.8 million of costs related to other previously divested businesses.

Cash balances increased by $1.2 million during the fourth quarter of fiscal 2009 to $18.1 million at June 28, 2009, due mainly to lower working capital requirements. The Company also contributed $2.6 million to its defined benefit pension plan in the fourth quarter, funded by cash generated from operations.

Fiscal Year Results

For fiscal year 2009, the Company recorded revenue of $98.2 million, down 2% from $100.0 million in the prior year. Gross profit amounted to $33.3 million (34% of sales) versus $29.4 million (29% of sales) in fiscal 2008. Operating expenses totaled $27.2 million in fiscal 2009, an increase of $4.5 million from $22.7 million in fiscal 2008. Operating expenses increased in fiscal 2009 due to increased pension expense of $3.2 million and approximately $1.0 million in severance costs. Income from continuing operations was $5.0 million or $.16 per share for the full year versus income of $6.5 million or $.21 per share in fiscal 2008, while loss from discontinued operations was $1.7 million or $.05 per share in fiscal 2009 versus income from discontinued operations of $3.5 million or $.11 per share in fiscal 2008.

Including results of discontinued operations, the Company recorded net income of $3.3 million or $.11 per share in fiscal 2009 compared to net income of $10.0 million or $.33 per share in fiscal 2008.

Operations and Outlook

Total bookings for the fourth quarter were $15.8 million, resulting in a book-to-bill ratio for the quarter of 79%. Total Company order backlog was $9.0 million at June 28, 2009, a decrease from the prior year backlog of $17.1 million. In response to declining fourth quarter order rates and given expected future sales levels, the Company enacted further cost reduction actions during the fourth quarter. Those actions included further workforce reductions and the relocation of the Company’s brake manufacturing operations from Mississauga, Canada to Menomonee Falls, Wisconsin. In total, the Company has reduced its workforce by approximately 45 positions, or 14%, during the second half of fiscal 2009 and continues to pursue actions to reduce its fixed cost structure.

“We did see several areas of strength during fiscal 2009, primarily with some of our more recent product introductions. Year over year sales growth of Mining products, radio products and our Quattro elevator drive helped to offset sales declines in some of our more mature products. As a result, our year over year sales decreased by only 2%, which we feel was a fairly strong performance given economic conditions,” said Mr. McCormick. “There is no question that during the fourth quarter our business began to be significantly impacted by the U.S. industrial slowdown, mainly in served markets for material handling applications. We currently expect a challenging environment for the remainder of calendar year 2009. As a result, it’s likely that our sales for the first quarter of fiscal 2010 will decrease sequentially from the fourth quarter of fiscal 2009. Given our current backlog and expected future sales levels, we felt it was prudent to take further actions to reduce our cost structure,” McCormick added. “We believe quarterly sales levels will be below $20 million for the September quarter, and are hopeful that order rates will begin to pick up later in calendar 2009 or early 2010. However, the timing and magnitude of a recovery in our served markets is difficult to predict,” said McCormick.

Historically the Company’s first fiscal quarter has been seasonally slower from a sales standpoint, particularly in material handling. In addition, given current order rates, expected continued softening in the material handling markets, and lack of backlog for wind inverters, the Company expects sales for the first quarter of fiscal 2010 to reflect a sequential double-digit percentage decrease from the current year fourth quarter sales of $20.0 million. Gross margins in the first quarter of fiscal 2010 are expected to be near the Company’s 30% target despite the expected lower volume. This is mainly due to cost savings from actions taken in fiscal 2009 to reduce the Company’s cost structure.

Operating expenses in the first quarter of fiscal 2010 are expected to increase significantly from the fourth quarter of fiscal 2009, due mainly to higher non-cash pension expense, partially offset by decreased volume-related selling expenses and lower incentive compensation provisions. Pension expense is expected to increase annually from $3.4 million in fiscal 2009 to $8.2 million in fiscal 2010, an increase of approximately $1.2 million on a quarterly basis. The increase is due mainly to lower pension plan asset values resulting from lower than expected returns on assets. Pension expense for fiscal 2010 is measured using asset and liability values as of June 28, 2009. The Company expects to report a loss from operations in its first quarter fiscal 2010, mainly due to the increase in pension expense, and to a lesser extent, from expected lower sales volume. To help mitigate the impact of the increase in pension expense and address related funding obligations, management intends to take further actions to improve profitability and increase cash flow.

Company Webcast

This morning, at 11:00 a.m. Eastern daylight time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2009 results. The conference call will be carried live and a replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for ninety days. A replay of the call also will be available through Wednesday, August 19th by phoning 617-801-6888 (pass code 10870917).

Magnetek, Inc. (NYSE:MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, WI in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, PA, Canonsburg, PA and Mississauga, Ontario, Canada as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year ending June 27, 2010. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended
	(Unaudited)		Twelve months ended
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
	June 28,	June 29,	June 28,	June 29,
Results of Operations:	2009	2008	2009	2008
Net sales	$19,998	$27,245	$98,221	$100,039
Cost of sales	13,279	18,426	64,897	70,595
Gross profit	6,719	8,819	33,324	29,444
Research and development	824	719	3,522	3,179
Pension expense	846	47	3,385	186
Selling, general and administrative	4,088	5,627	20,271	19,296
Income from operations	961	2,426	6,146	6,783
Interest income	(14)	(132)	(138)	(1,019)
Interest expense	-	-	-	249
Income from continuing operations
before provision for income taxes	975	2,558	6,284	7,553
Provision for income taxes	246	271	1,315	1,018
Income from continuing operations	729	2,287	4,969	6,535
Income (loss) from discontinued operations	(444)	4,145	(1,686)	3,484
Net income	$285	$6,432	$3,283	$10,019

Per common share - basic and diluted:
Income from continuing operations - basic	$0.02	$0.07	$0.16	$0.22
Income from continuing operations - diluted	$0.02	$0.07	$0.16	$0.21
Income (loss) from discontinued operations - basic and diluted	$(0.01)	$0.14	$(0.05)	$0.11
Net income per common share - basic and diluted	$0.01	$0.21	$0.11	$0.33

Weighted average shares outstanding:
Basic	30,913	30,505	30,851	30,367
Diluted	30,949	30,688	30,942	30,593

	Three months ended
	(Unaudited)		Twelve months ended
	June 28,	June 29,	June 28,	June 29,
Other Data:	2009	2008	2009	2008
Depreciation expense	$264	$31	$1,043	$1,014
Amortization expense	18	-	53	214
Capital expenditures	142	5	807	955

Magnetek, Inc. Consolidated Balance Sheets (in thousands)

	June 29,	June 29,
	2009	2008
Cash	$18,097	$15,210
Restricted cash	262	256
Accounts receivable	11,598	18,600
Inventories	12,617	12,525
Prepaid and other	1,242	2,133
Assets held for sale	-	1,288
Total current assets	43,816	50,012

Property, plant & equipment, net	3,649	4,093
Goodwill	30,359	30,464
Other assets	6,256	6,978
Total assets	$84,080	$91,547

Accounts payable	$5,716	$10,407
Accrued liabilities	6,313	7,740
Current portion of long-term debt	11	9
Total current liabilities	12,040	18,156

Pension benefit obligations, net	76,849	37,638
Long-term debt, net of current portion	4	12
Other long-term liabilities	1,615	1,947
Deferred income taxes	4,863	3,993

Common stock	309	306
Additional paid-in capital	138,094	136,864
Accumulated deficit	(1,521)	(4,804)
Accumulated other comprehensive loss	(148,173)	(102,565)
Total stockholders' equity	(11,291)	29,801

Total liabilities and stockholders' equity	$84,080	$91,547

CONTACT:
Magnetek, Inc.
Marty Schwenner, 262-703-4282
mschwenner@magnetek.com